                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

/X/  Filed by the Registrant
/ /  Filed by a Party other than the Registrant

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       YOUTH SERVICES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(1)(2)
          or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / /  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and
          0-11.

     1)  Title of each class of securities to which transaction applies:

                                Not Applicable
         -----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

                                Not Applicable
         -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                Not Applicable
         -----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

                                Not Applicable
         -----------------------------------------------------------------------

     5)  Total fee paid:

                                Not Applicable
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by its registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

                                Not Applicable
         -----------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

                                Not Applicable
         -----------------------------------------------------------------------

     3)  Filing Party:

                                Not Applicable
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     4)  Date Filed:

                                Not Applicable
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

                            [YOUTH SERVICES LOGO]

                       YOUTH SERVICES INTERNATIONAL, INC.

                         2 PARK CENTER COURT, SUITE 200
                          OWINGS MILLS, MARYLAND 21117

                         ------------------------------

                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT

                         ------------------------------

NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

    The 1996 Annual Meeting of Shareholders of Youth Services International, Inc. will be held at the Charles H. Hickey, Jr. School, Baltimore, Maryland 21234, on November 8, 1996, at 9:00 a.m., for the following purposes:

        1. To elect eight directors to hold office until their successors are elected and qualify.

        2. To consider and act upon a proposal to approve and adopt the Youth Services International, Inc. Fiscal Year 1997 Employee Stock Purchase Plan.

        3. To consider and act upon a proposal to approve and adopt the Youth Services International, Inc. 1997 Employee Stock Option Plan.

        4. To consider and act upon a proposal to amend the Youth Services International, Inc. 1995 Director Stock Option Plan to increase to 200,000 shares the number of shares which may be issued pursuant to the plan.

        5. To consider and act upon a proposal to amend the Company's Charter to increase the number of authorized shares of capital stock from 20 million shares to 70 million shares.

        6. To ratify the selection of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending June 30, 1997; and

        7. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on September 12, 1996, as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

    Please sign, date and return the enclosed Proxy, which is being solicited by the Board of Directors of the Company, in the envelope provided, which requires no postage if mailed in the United States.

By Order of the Board of Directors

/s/ KENDEL S. ERHLICH

Kendel S. Erhlich
Secretary
October 3, 1996

                       YOUTH SERVICES INTERNATIONAL, INC.

                         2 PARK CENTER COURT, SUITE 200
                          OWINGS MILLS, MARYLAND 21117

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

     The Notice of Annual Meeting of Shareholders, this Proxy Statement, and the enclosed Proxy and Annual Report of Youth Services International, Inc. (the "Company"), including the financial statements of the Company for the fiscal year ended June 30, 1996, are first being mailed on or about October 3, 1996, to shareholders of record at the close of business on September 12, 1996 (the "Record Date"). The enclosed Proxy is being solicited by the Board of Directors of the Company in connection with the 1996 Annual Meeting of Shareholders to be held at the Charles H. Hickey, Jr. School, Baltimore, Maryland, on November 8, 1996, at 9:00 a.m. A shareholder giving a proxy may revoke it at any time prior to its exercise by signing another proxy bearing a later date or by giving the Secretary of the Company written notice prior to the meeting or oral or written notice at the meeting.

     The Company will supply proxies and proxy materials as requested to brokerage houses and other custodians, nominees, and fiduciaries for distribution to the beneficial owners of shares of the Company's capital stock and will reimburse them for their expenses in so doing. In addition to the use of the mails, proxy solicitations may be made by telephone, telecopy or personally by officers of the Company.

     The principal executive office of the Company is located at 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117 (telephone 410-356-8600).

VOTING SECURITIES

     On the Record Date, there were outstanding and entitled to vote 9,164,722 shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), held by 462 shareholders of record. No shares of any other class of capital stock are outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter submitted to the shareholders for a vote at the meeting. The shares of Common Stock will vote together as a single class on all matters submitted to the shareholders for a vote at the meeting. The election of directors and all matters submitted to a vote at the meeting, other than numbered proposal 5 concerning the amendment of the Company's Charter, will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. The proposal to amend the Company's Charter will require the affirmative vote of at least a majority of all of the shares of the Company's Common Stock entitled to be voted at the meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum but will not be considered as votes cast in determining whether a matter has been approved by the shareholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

ELECTION OF DIRECTORS

     Eight directors will be elected to hold office until their successors are elected and qualify. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

     W. JAMES HINDMAN. Mr. Hindman, who is 60 years old, founded the Company and served as Chairman of the Board and Chief Executive Officer from its inception to August 5, 1996. Effective August 5, 1996, Mr. Hindman resigned as Chief Executive Officer but continues to serve as Chairman of the Board. In 1979, he founded Jiffy Lube International, Inc. and served as its Chairman and Chief Executive Officer from 1979 to January 1990, at which time the company was sold to Pennzoil Company. From 1967 to 1979, Mr. Hindman was involved in the health care industry as an administrator, owner and operator of 25 nursing facilities. From 1983 to 1992, Mr. Hindman served on the board of directors of Morningside College in Iowa. Mr. Hindman served as a director of The Harbor Bank of Maryland, a Baltimore banking institution, from

June 1987 to June 1989, and as a director of Transcript International, a high technology electronics manufacturer in Lincoln, Nebraska, from January 1991 to June 1992. Mr. Hindman's daughter, Dr. Cynthia K. Hindman, also serves as a director of the Company.

     TIMOTHY P. COLE. Mr. Cole, who is 52 years old, has served as the Vice Chairman of the Board and Chief Executive Officer since August 5, 1996. Mr. Cole previously served as Chairman of the Board of Wackenhut Corrections Corporation, Executive Vice President of The Wackenhut Corporation and as President of the Government Services Group of The Wackenhut Corporation. Prior to joining Wackenhut in 1988, he served as Program Director for Martin Marietta Corporation. Mr. Cole is a graduate of the University of Oklahoma and received his MBA from Pepperdine University. He is also a graduate of the Harvard University Graduate School of Business Advanced Management Program.

     HENRY D. FELTON. Mr. Felton, who is 53 years old, has served as a director of the Company since its inception and is currently, President and Chief Operating Officer. He previously served the Company as President of the Company's Business Development Group and as Vice Chairman of the Board. Prior to October 1990, he was an Executive Vice President at Maryland National Bank. During his twenty-five year tenure at Maryland National Bank, he managed various commercial lending departments, the planning division, the treasury/investment divisions and the Institutional Bank. From 1986 to 1988, Mr. Felton served on the board of directors of Jiffy Lube International, Inc. Currently, he serves on the board of trustees for Villa Julie College in Baltimore, Maryland and the Board of Directors of the Bank of Maryland in Towson, Maryland.

     J. DONALD BLACK. Mr. Black, who is 61 years old, has been a director of the Company since May 1993. Since 1985, Mr. Black has been President of R/B Development Corporation, which operates Jiffy Lube Centers in Minneapolis. He is also currently the managing partner of BT Properties, an apartment management firm. From 1978 to 1991, Mr. Black served on the board of directors of the Northside Child Development Center, a day care center providing services to parents and children. From 1978 to 1990, Mr. Black served as President, Director and Volunteer Counselor at the Bridge for Runaway Youth, a social service agency which provides crisis and treatment services to runaway adolescents and their families.

     MAYER KANTER, ESQ. Mr. Kanter, who is 60 years old, has served as a director of the Company since May 1993. He has practiced law for 30 years in Sioux City, Iowa. Mr. Kanter has served as a Hospitalization Referee (Judge) since 1981 and in 1984 served as a Juvenile Referee (Judge) in Woodbury County, Iowa. He is currently a member of the Iowa Supreme Court Advisory Commission for juvenile rules.

     CYNTHIA K. HINDMAN, M.D. Dr. Hindman, who is 36 years old, has served as a director of the Company since February 1994. Dr. Hindman serves as a consultant for children with behavioral and developmental problems at the Pediatric Center in Frederick, Maryland. She completed her pediatric residency and fellowship in Behavioral and Developmental Pediatrics at the University of Maryland School of Medicine. Dr. Hindman received her B.S. Degree from Dickinson College in Carlisle, Pennsylvania and her M.D. from the Medical College of Pennsylvania. Dr. Hindman is the daughter of W. James Hindman, the Company's Chairman.

     MARTIN V. MARSHALL. Mr. Marshall, who is 74 years old, has served as a director of the Company since November 1994. Mr. Marshall is the Henry R. Byers Professor of Business Administration, Emeritus, Harvard University. Over the years, he has taught in all the major programs of the Harvard Business School and from 1981 through 1993 chaired the School's Owner/President Management Program and in management schools in Europe, Mexico, and Asia. Also, he has consulted or been a board member with a large number of domestic and international companies in a variety of fields and has written extensively on marketing and long-term business planning.

     JACQUES T. SCHLENGER, ESQ. Mr. Schlenger, who is 68 years old, has served as a director of the Company since November 1994. Mr. Schlenger has been a partner in the law firm of Venable, Baetjer and Howard since 1963, where he founded and served as head of the tax department from 1963 to 1979 and as managing partner from 1979 to 1986.

BOARD OF DIRECTORS

     Compensation of Directors. The Board of Directors is currently composed of the individuals listed above. Directors of the Company who are salaried employees of the Company do not receive any additional compensation for serving as a director. Directors who are not officers of the Company receive a fee of $500 for each Board meeting personally attended, and are reimbursed for expenses incurred in connection with attendance. Under the Company's 1995 Director Stock Option Plan (the "Director Option Plan"), non-employee directors of the Company automatically receive, as of the anniversary date of his or her election or appointment to the Board of Directors, an option to purchase 7,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant which options are immediately exercisable. During fiscal year 1996, each of the directors of the Company received options to purchase 7,500 shares of Common Stock under the 1995 Director Stock Option Plan, including each of the directors nominated for reelection as directors at the 1996 Annual Meeting and Messrs. Jeffrey D. Davis, George M. Ferris, Jr. and Miles G. Harrison, Jr. who are not standing for reelection as directors. The exercise prices of the options granted during fiscal year 1996 were $9.17 per share for Messrs. Marshall and Schlenger, $10.50 per share for Mr. Ferris and Dr. Hindman, $11.50 per share for Dr. Harrison and $28.25 per share for Messrs. Black, Davis and Kanter.

     In addition, under the Company's Board of Directors Compensation Plan, non-employee directors also receive quarterly an award equal to the number of shares of the Company's Common Stock that equals $3,750 based on the closing sales price of the Company's Common Stock on the last day of the quarter as reported by Nasdaq. Each director of the Company received 663 shares of Common Stock during fiscal year 1996 under the Directors Compensation Plan.

     Committees and Meetings. During the fiscal year ended June 30, 1996, the Board of Directors held 6 meetings, and all directors attended 75% or more of the total number of meetings of the Board and Board committees on which they served. The Board of Directors has four standing committees: Executive and Nominating, Finance and Audit, Organization and Compensation, and Marketing and Program Operations.

     Executive and Nominating Committee. The Executive and Nominating Committee, which is composed of W. James Hindman, J. Donald Black, Mayer Kanter, Martin V. Marshall and Jacques T. Schlenger, met 10 times during the fiscal year ended June 30, 1996. The Executive and Nominating Committee generally has the authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company, subject to specific directions of the Board of Directors and the limitations of the Maryland General Corporation Law.

     Finance and Audit Committee. The Finance and Audit Committee, which was composed of George M. Ferris, Jr., J. Donald Black, Mayer Kanter and Henry D. Felton, met 4 times during the fiscal year ended June 30, 1996. The Finance and Audit Committee serves as the communication link between the Board of Directors and the Company's independent auditors. The Committee has the responsibility of reviewing major loan transactions to which the Company is a party, reviewing transactions with related parties, monitoring management's implementation of systems of control and recommendations contained in management letters from the Company's independent accountants, and meeting with the Company's independent accountants to review the scope of auditing procedures, financial information, and accounting policies.

     Organization and Compensation Committee. The Organization and Compensation Committee is currently composed of Martin V. Marshall and Jacques T. Schlenger. The Organization and Compensation Committee met 3 times during the fiscal year ended June 30, 1996. The committee is responsible for considering and making recommendations to the Board of Directors regarding the compensation and benefits to be paid to officers of the Company, the employee benefits programs for employees of the Company, the Company's 401(k) Plan, and matters pertaining to the Company's stock option plans.

     Marketing and Program Operations. The Marketing and Program Operations Committee, which was composed of Jeffrey D. Davis, Cynthia K. Hindman, and Miles
G. Harrison, Jr., met 3 times during the fiscal year ended June 30, 1996. The Committee oversees the marketing and operation of the Company's programs which includes interface with the communities in which the Company operates its programs.

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Company. Based solely on its review of the copies of the forms received by it, or written representations from certain reporting persons that they were not required to file a Form 5, the Company believes that, with respect to transactions effected since the Company became subject to Section 16, all filing requirements were complied with, except that during the fiscal year ended June 30, 1996, Mr. Black, Mr. Davis and Mr. Kanter each failed to file on a timely basis a Statement of Changes in Beneficial Ownership on Form 4, with respect to one transaction.

EXECUTIVE OFFICERS

     Mr. Hindman, Chairman of the Board, Mr. Cole, Chief Executive Officer, and Mr. Felton, President, are directors of the Company, as discussed above (see "Election of Directors"). In addition, the following individuals serve as executive officers of the Company:

     WILLIAM P. MOONEY. Mr. Mooney serves as Chief Financial Officer, Senior Vice President-Finance and Treasurer of the Company, and previously served the Company as Controller from November 1992 through March 1994. Mr. Mooney, who is 41 years old, has 20 years of financial and management experience. From 1981 until he joined the Company in November 1992, Mr. Mooney worked at ESPN, Inc., serving as Corporate Controller, Assistant Secretary, and after 1990, as Director of new business financial and administrative operations. Prior to joining ESPN, Mr. Mooney was as internal auditor and financial manager at Getty Oil Company from 1976 to 1981 and a staff auditor with Arthur Andersen LLP, where he began his career in 1975.

     FLETCHER J. MCCUSKER. Mr. McCusker, who is 47 years old, serves as Executive Vice President-Corporate Development. He joined the Company in July 1995 as Senior Vice President of Managed Care and Executive Director of the Desert Hills Arizona program. Mr. McCusker served as Chief Executive Officer of Introspect Healthcare, Corporation. From July 1991 until joining Introspect in June 1992, Mr. McCusker was the Chief Operating Officer of the Tulsa, Oklahoma-based Century Healthcare Corporation, a $60 million company which owned and operated adolescent psychiatric treatment facilities for children and adolescents in ten states. Mr. McCusker holds a master's degree in Organizational Communication from Arizona State University and a bachelor's degree in Rehabilitation from the University of Arizona.

     DAVID B. DOLCH. Dr. Dolch, who is 41 years old, serves as Executive Vice President-Operations. He joined the Company in April 1994 as Executive Director of the Victor Cullen Academy program. In May 1994, Dr. Dolch received his doctorate in Education from La Salle University. Prior to joining the Company, Dr. Dolch served as Athletic Director and Head Football Coach at Morningside College from 1988 to 1994 and prior to that he was Head Football Coach at Bowie State University from 1986 to 1988.

     MARC MICHAELIS. Mr. Michaelis, who is 50 years old, serves as Senior Vice President-Business Management. He joined the Company in August 1993 as Vice President of Human Resources and as Deputy Director of the Charles H. Hickey, Jr. School program. In February 1994, he assumed the duties as Vice President of Program Support and Research and Development, with additional duties as the Special Assistant to the Chairman. Prior to joining the Company, Mr. Michaelis was Commander of the North Stuttgart Military Community and served as the Director of Current Operations with the US Army Seventh Corps. Mr. Michaelis retired after 24 years of military service in January 1993 as a Lieutenant Colonel.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table presents certain information, as of the Record Date, regarding the beneficial ownership of shares of Common Stock by (i) each of the directors and named executive officers of the Company, (ii) all current directors and executive officers of the Company as a group and (iii) each person or entity known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares which the person or entity has or shares voting or investment power and shares issuable to such person or entity pursuant to options and warrants exercisable within 60 days of the Record Date.

                                                                     SHARES BENEFICIALLY OWNED
                                                                     --------------------------
                               NAME                                     NUMBER          PERCENT
------------------------------------------------------------------   -------------      -------
W. James Hindman                                                     2,179,943(1)         22.6%
Henry D. Felton                                                        632,535(2)          6.8%
Fletcher J. McCusker                                                    67,500(3)            *
J. Donald Black                                                        102,411(4)          1.1%
Mayer Kanter                                                           146,163(5)          1.6%
Cynthia K. Hindman                                                      62,508(6)            *
Martin V. Marshall                                                       9,800(7)            *
Jacques T. Schlenger                                                    11,163(8)            *
All current directors and executive officers as a group (12          3,272,536(9)         35.7%
  persons)

OTHER 5% STOCKHOLDERS

BAMCO, Inc.                                                            666,000(10)         7.3%
Baron Capital Management, Inc.
450 Park Avenue, Suite 2800
New York, New York 10022
Essex Investment Management Company                                    844,562(11)         9.2%
125 High Street
Boston, Massachusetts 02110

------------------------------

 *   Represents beneficial ownership of less than 1% of outstanding Common
     Stock.

 (1) Includes 480,000 shares issuable pursuant to options granted to Mr. Hindman that are exercisable within 60 days. Excludes 105,000 shares that are owned beneficially by Mr. Hindman's wife, and 34,785 shares issuable upon exercise of a warrant issued to Mrs. Hindman.

 (2) Includes 162,500 shares issuable pursuant to options granted to Mr. Felton that are exercisable within 60 days.

 (3) Includes 67,500 shares issuable pursuant to options granted to Mr. McCusker that are exercisable within 60 days.

 (4) Includes 40,500 shares issuable pursuant to options granted to Mr. Black that are exercisable within 60 days and 2,319 shares issuable upon exercise of a warrant issued to Mr. Black.

 (5) Includes 40,500 shares issuable pursuant to options granted to Mr. Kanter that are exercisable within 60 days.

 (6) Includes 15,000 shares issuable pursuant to options granted to Dr. Hindman that are exercisable within 60 days, 11,595 shares issuable upon exercise of a warrant issued to Dr. Hindman, and 5,250 shares owned by Dr. Hindman as custodian for her son under the Uniform Gifts to Minors Act. Excludes 150,000 shares held in an irrevocable trust created by W. James Hindman under which Dr. Hindman's son is one of the beneficiaries.

 (7) Includes 7,500 shares issuable pursuant to options granted to Mr. Marshall that are exercisable within 60 days.

 (8) Includes 7,500 shares issuable pursuant to options granted to Mr. Schlenger that are exercisable within 60 days.

 (9) Includes 871,400 shares issuable pursuant to options granted to directors and executive officers that are exercisable within 60 days and 13,914 shares issuable upon the exercise of warrants issued to directors and executive officers.

(10) Based upon a Schedule 13G, dated June 19, 1996, filed by BAMCO, Inc. and Baron Capital Management, Inc. as a group in accordance with Rule 13d-1(b)(1)(ii)(F), BAMCO, Inc. beneficially owns 555,750 shares and Baron Capital Management, Inc. beneficially owns 110,250 shares, representing 6.1% and 1.2% of the outstanding Common Stock as of June 30, 1996, respectively. According to the Schedule 13G, BAMCO, Inc. and Baron Capital Management, Inc. are investment advisers registered under the Investment Advisers Act of 1940 and Baron Asset Fund, an investment company registered under the Investment Company Act of 1940 and an advisory client of BAMCO, Inc. owns 495,750 (5.4%) of the shares beneficially owned by BAMCO, Inc.

(11) Based upon an Amendment No. 2 to Schedule 13G filed with the SEC on September 13, 1996 by Essex Investment Company ("Essex"), Essex is an investment adviser registered under the Investment Advisers Act of 1940 which has sole voting power over 672,200 shares and sole dispositive power over 844,562 shares.

                             EXECUTIVE COMPENSATION

     The following tables and related text summarize, in accordance with the regulations of the Securities and Exchange Commission, the Company's compensation of certain of its executive officers.

SUMMARY COMPENSATION

     The following table summarizes certain information regarding the compensation during fiscal years 1996, 1995 and 1994 of the Company's chief executive officer and its most highly compensated executive officers during the fiscal year ended June 30, 1996. No other executive officer of the Company had salary and bonus which exceeded $100,000 during the fiscal year ended June 30, 1996.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                ANNUAL COMPENSATION         ------------
                                           -----------------------------      OPTIONS        ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR      SALARY       BONUS    OTHER      GRANTED       COMPENSATION
--------------------------------   ----    -----------    ------   -----    ------------    ------------
W. James Hindman                   1996    $212,375         --     --(a)            --       $  3,412(b)
Chairman and Chief                 1995     150,000         --     --(a)       150,000          2,409(b)
 Executive Officer                 1994     143,750         --     --(a)            --         20,362(c)

Henry D. Felton                    1996    $138,167         --     --               --       $  1,356(b)
Vice Chairman of the               1995     125,000         --     --           37,500            273(b)
 Board, President and              1994     118,750         --     --               --          5,645(d)
 Chief Operating Officer

Fletcher J. McCusker               1996    $117,000(e)      --     --           97,500                --
Executive Vice President --        1995              *      --     --               --                --
 Corporate Development             1994           *(e)      --     --               --                --

------------------------------

(a) Mr. Hindman received certain perquisites and other personal benefits, the aggregate dollar cost to the Company of which did not exceed 10% of his total salary in fiscal years 1996, 1995 or 1994.

(b) Represents amounts contributed by the Company pursuant to the Company's 401(k) Retirement Plan.

(c) Includes $2,833 contributed by the Company pursuant to the Company's 401(k) Retirement Plan and $17,529 as special compensation for a personal guarantee of a loan to a Company subsidiary from the Maryland Department of Economic and Employment Development in the original principal amount of $500,000 bearing interest at the rate of prime plus 1 1/2% per annum and payable in 55 equal monthly installments of principal and interest (the "DEED Loan"). Such compensation is based, in the aggregate, on 5% of the average annual outstanding principal balance due on such loan.

(d) Includes $1,750 contributed by the Company pursuant to the Company's 401(k) Retirement Plan and $3,895 as special compensation for a personal guarantee of the DEED Loan.

(e)  Mr. McCusker became employed by the Company in July 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to the grant of stock options to the Company's named executive officers during the fiscal year ended June 30, 1996.

                                                                                          POTENTIAL REALIZED
                                                                                           VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF STOCK
                                                                                        PRICE APPRECIATION FOR
                                               INDIVIDUAL GRANTS                             OPTION TERM
                             ------------------------------------------------------    ------------------------
                              NUMBER OF       % OF TOTAL
                              SECURITIES     OPTIONS/SARS
                              UNDERLYING      GRANTED TO     EXERCISE
                             OPTIONS/SARS    EMPLOYEES IN    OR BASE     EXPIRATION
           NAME                GRANTED       FISCAL YEAR      PRICE         DATE           5%           10%
--------------------------   ------------    ------------    --------    ----------    ----------    ----------
Fletcher J. McCusker           60,000(a)         26.2%        $  8.83      12/08/05     $ 333,188     $ 844,365
                               37,500(b)         16.4%        $ 11.17       2/05/06     $ 263,428     $ 667,579

------------------------------

(a) Of these options, 20,000 were immediately exercisable as of July 1995, the date of grant, 20,000 became exercisable in July 1996 and the remaining 20,000 become exercisable in July 1997.

(b) The options granted are exercisable over a three year period from the date of grant.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to the exercise of stock options by the Company's named executive officers during the fiscal year ended June 30, 1996 and information concerning the number and value of unexercised stock options at June 30, 1996. The value of shares acquired on exercise is based on the fair market value per share of Common Stock on the date of exercise, and the value of unexercised stock options is based on the closing price per share of Common Stock of $17.75 on June 30, 1996.

                                                        NO. OF SECURITIES UNDERLYING
                                 SHARES                    UNEXERCISED OPTIONS AT       VALUE OF UNEXERCISED IN THE
                                ACQUIRED                          6/30/96                 MONEY OPTIONS AT 6/30/96
                                   ON         VALUE     ----------------------------    ----------------------------
            NAME                EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------   ---------   ---------   -----------    -------------    -----------    -------------
W. James Hindman                   --          --         480,000               0       $ 7,518,900             --
Henry D. Felton                    --          --         162,499               0       $ 2,613,108             --
Fletcher J. McCusker               --          --          67,500          30,000       $   514,350      $ 267,600

SEVERANCE BENEFITS AND OTHER AGREEMENTS

     Severance Agreements. The Company has entered into non-competition and change in control or severance benefits agreements with Messrs. Hindman, Felton and McCusker. The agreements include provisions which restrict the executive officer from engaging in activities which are competitive with the business conducted by the Company for a three-year period commencing February 1, 1994 and for a two-year period following any termination of the executive officer's employment with the Company during that three-year period, regardless of whether the termination arises in connection with any change in control.

     In exchange for the agreement not to compete with the Company, these agreements also provide for the payment by the Company of certain specified benefits in the event the employment of such executive officer terminates under certain circumstances following any change in control of the Company. For purposes of these agreements, a change in control is deemed to take place whenever (i) a person, group of persons or other entities shall become the beneficial owner, directly or indirectly, of securities of the Company having 20% or more of the combined voting power of the Company's then-outstanding securities, (ii) there shall be certain significant changes in the composition of the Company's Board of Directors, (iii) the Company enters into an agreement that would result in a change in control, or (iv) the shareholders of the Company approve certain extraordinary transactions.

     Circumstances triggering payment of the specified benefits to an executive officer under his agreement include (i) involuntary termination of employment (for reasons other than death, disability, retirement or cause) or (ii) voluntary termination by the employee in the event of certain significant changes in the nature of his employment, including certain reductions made in compensation and changes in responsibilities and authority. Benefits made available to the executive employee under the terms of the agreements in the event that his employment is terminated under the above-specified circumstances may include (i) a lump sum severance payment equal to three times the sum of the employee's annual base salary, (ii) maintenance of all life, disability, accident and health insurance substantially similar to those benefits to which the employee was entitled immediately prior to termination for a period of three additional years, (iii) certain additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code, and (iv) reimbursement of legal fees and expenses, if any, incurred as a result of such termination.

     The agreements may have the effect of discouraging takeovers and protecting such officers from removal, since such agreements increase the cost that would be incurred by an acquiring company seeking to replace current management.

     Employment Agreement. On July 17, 1996, the Company entered into an employment agreement with Timothy P. Cole. Pursuant to that agreement, Mr. Cole was elected the Chief Executive Officer and Vice Chairman of the Company effective August 5, 1996. The initial term of the employment agreement is three years. Beginning with the first anniversary of the agreement, the period of Mr. Cole's employment is to be extended by successive additional one-year terms beyond the two years then remaining on the agreement unless the Company or Mr. Cole provides notice prior to any anniversary that the agreement will not extend but will terminate at the end of the two year period following such anniversary.

     Under the agreement, Mr. Cole is entitled to a base salary of at least $300,000 per year and annual bonuses of up to 60% of his base salary. Mr. Cole will receive a bonus of not less than $100,000 for the fiscal year ended June 30, 1997. In addition, Mr. Cole was granted options to purchase 125,000 shares of the Company's common stock at $17.00 per share (the fair market value of YSI common stock on August 5, 1996) of which 50,000 become exercisable on February 5, 1997, 50,000 become exercisable on February 5, 1998 and the remaining 25,000 become exercisable on July 5, 1998. The options are exercisable until the close of business on August 5, 2001.

     Pursuant to the agreement, the Company agreed to advance up to $50,000 in construction costs in connection with Mr. Cole's construction of a home in Florida that commenced prior to his employment with the Company. In addition, upon completion of construction, the Company will advance up to $705,000 to Mr. Cole to repay his construction loan and Mr. Cole's equity in the home. In the event that the net proceeds Mr. Cole realizes from the sale of the home are insufficient to reimburse the Company in full for its advances, the Company will forgive up to $100,000 of such shortfall and Mr. Cole will repay any shortfall over $100,000.

     The agreement further provides that Mr. Cole will not compete with the Company for two years following the termination of his employment and, in connection with entering into the agreement, Mr. Cole was provided a Change-In-Control Agreement with substantially the same terms as the change-in-control agreements with Messrs. Hindman, McCusker and Felton described above.

CERTAIN RELATED PARTY TRANSACTIONS

     Conference Center.  In August 1995, the Company entered into a Lease with
W. James Hindman and Dixie L. Hindman pursuant to which the Company leased from the Hindmans certain property owned by the Hindmans and constructed on the leased property a conference center and an apartment facility that is available for use by the Company. The improvements on the property were constructed at the sole cost of the Company. The Company is responsible for payment of all utilities used by the Company on the leased premises and is required to keep in effect at its own expense public liability insurance in an amount not less than $1,000,000 and employer's liability insurance in an amount not less than $100,000. The Company is authorized to use the leased premises for the operation of a conference and meeting center for employees and guests of the Company. The term of the lease is five years from the time of completion of the improvements and may be extended at the Company's option for an additional five-year period. During the original five-year term of the lease, the Company will not be required to pay any rent to the Hindmans. However, the Hindmans will receive the benefit of the improvements on their property, and the Company will surrender to the Hindmans, at the expiration of the lease, the leased premises as improved pursuant to the lease. The value of the improvements to the Hindmans property is approximately $200,000.

     Diversification Association, Inc. In July 1995, the Company acquired certain assets of Desert Hills Center for Youth and Families of New Mexico, Inc., a wholly owned subsidiary of Introspect, for approximately $2.2 million in cash and the assumption of up to $2.5 million of liabilities. Concurrently with the transaction, the Company acquired from Diversification Association, Inc. ("DAI"), the parent company of Introspect, an option for a period of five years to purchase all of the outstanding capital stock of Introspect and agreed to manage the business of Introspect and certain of its affiliates for a period of five years for a management fee equal to the pre-tax income of certain Introspect affiliates, subject to adjustments. The Company also entered into a $1,000,000 Discretionary Line of Credit Agreement with Introspect pursuant to which the Company could extend credit to Introspect at an annual interest rate of prime plus 2%. Fletcher J. McCusker, who is the Executive Vice
President -- Corporate Development of the Company, was the chief executive officer and a director of Introspect and is a stockholder of DAI. Mr. McCusker joined the Company in connection with the transactions described above and was not a director, officer or otherwise affiliated with the Company at the time of the closing of the transactions.

     During fiscal year 1996, the Company extended $1,000,000 to Introspect under the Discretionary Line of Credit and loaned Introspect an additional $935,000 through September 1996. In September 1996, the Company entered into an Option Exercise Agreement with DAI (of which Mr. McCusker continues to be a stockholder) pursuant to which the Company acquired all of the stock of Introspect for $4,000,000 in cash. Mr. McCusker was an officer of the Company at the time the Company negotiated and executed the Option Exercise Agreement and consummated the exercise of the option with DAI and its stockholders.

     Evergreen. During the fiscal year ended June 30, 1996, V. Joel Nicholson and Joel F. Smith resigned as executive officers of the Company. In connection with that resignation, the Company entered into an agreement with Evergreen National Development, Inc. ("Evergreen"), a corporation that was formed and organized by Messrs. Smith, Nicholson and certain other former employees of the Company. Under the terms of the agreement, the Company agreed to compensate Evergreen for services Evergreen provided to the Company relating to property and facility development, mergers and acquisitions, business development and general consulting matters on a basis set forth in the agreement.

     The agreement was approved by the Company's board of directors in a manner consistent with the Company's related-party transaction policy. In connection with considering and approving the terms of the agreement, the board of directors obtained an opinion from an independent investment banking firm to the effect that the agreement between the Company and Evergreen was fair to the Company from a financial point of view and its terms were generally as favorable to the Company as the terms that would have been available to the Company from unaffiliated third parties. During fiscal year 1996, the Company paid $275,000 to Evergreen for services it provided to the Company under the agreement. In September 1996, the Company terminated the agreement with Evergreen.

     Hindman Enterprises. The Company has recently reached an agreement with W. James Hindman Enterprises, Inc. ("Hindman Enterprises"), a corporation owned by
W. James Hindman, the Chairman of the Company concerning the Company's use of a Hawker business jet aircraft owned by Hindman Enterprises. Under the terms of an oral lease arrangement between the Company and Hindman Enterprises effective July 1, 1996, Hindman Enterprises has agreed to charge the Company $1,400 per hour for the Company's use of the aircraft. The Company also is responsible for the fuel and other direct costs it incurs in connection with use of the aircraft. Hindman Enterprises has agreed that the Company shall have first priority with respect to the scheduling and use of the aircraft.

     The Company entered into this arrangement after it investigated and solicited other proposals for the use of similar business aircraft and believes that the terms on which it is utilizing the aircraft are more favorable to the Company than terms available in the commercial marketplace. The Company has paid Hindman Enterprises approximately $126,000 since July 1, 1996, pursuant to this arrangement.

     International Youth Institute. The Company recently entered into an agreement with International Youth Institute, Inc. ("IYI"). Pursuant to the terms of this agreement, IYI has agreed to furnish the Company with training and related services from July 1, 1996 through June 30, 1999 unless either party sooner terminates the agreement by giving 90 days prior written notice to the other party. Timothy Hindman, who is the son of W. James Hindman, owns approximately 20% of the equity securities of IYI. Marc Michaelis, an executive officer of the Company, owns approximately 1% of the equity securities of IYI.

     The services IYI is to provide include program facility training needs assessments which will involve onsite assessment at both the individual employee and program levels, as well as quality assurance training, employee performance analysis and monthly reporting functions. In addition, IYI has agreed to provide YSI with basic training courses which will include orientation training for all new YSI employees and annual training required to continue applicable accreditations. The basic training orientation curriculum is to include training with respect to YSI's "formula for success" and "world of work"; juvenile justice and behavioral health matters; general health, safety and security matters; and crisis intervention methodologies. IYI has also agreed to make independent study, video and correspondence courses and elective training courses available to YSI and these offerings will be based on program training needs assessments and applicable youth development professional certification levels. In connection with entering into this arrangement, a number of YSI employees who had been employed by YSI to train other YSI employees were hired by IYI.

     Under the terms of the agreement, IYI is to receive approximately $860,000 per year, subject to certain adjustments, for the basic training assessment and program training it provides. IYI is to be compensated for providing the elective training courses on an incremental hourly basis at a fixed rate of $10 per student training hour and the costs of independent study, video and correspondence courses remain subject to negotiation. In addition to the basic training program fee and any fees pertaining to elective training, an annual administrative fee of $25,000 is payable to IYI by YSI at the beginning at each contract year.

ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee is responsible for considering and making recommendations to the Board of Directors for approval regarding the compensation and benefits to be paid to the officers of the Company, the employee benefits programs for employees of the Company, the Company's 401(k) plan, and matters pertaining to the Company's stock option plan. The Board of Directors did not reject or modify in any material way any of the recommendations of the Organization and Compensation Committee during the fiscal year ended June 30, 1996.

     Philosophy and Objectives. The Company seeks to attract and retain top quality executives by providing a competitive, performance-based executive compensation program. The fixed compensation element of the program is intended to be, in the aggregate with other compensation, competitive with the market. The incentive compensation element, in the form of the Company's bonus plan, is designed to focus management on annual financial and operational performance. Finally, through its stock option and stock award programs, management's goals are aligned with shareholders based on long-term stock price performance. The program reflects the Company's pay-for-performance philosophy and is intended to provide pay commensurate with performance.

     Payouts under the bonus plan are expected to vary with the Company's annual performance against the objectives and targets established under those plans and with the Committee's and the Board of Directors' subjective evaluation of individual performance. The Committee's evaluation process and the ultimate level of annual incentive compensation for an individual executive officer is not based solely on a mechanical or mathematical formula. Instead, once it is determined that a participant is eligible for payment under the Company's bonus plan because the Company reached its financial performance threshold, a participant's bonus is recommended to the Organization and Compensation Committee of the Board of Directors based upon the Company's performance and the individual's personal performance. In arriving at its decision, the Committee also may consider both internal and external changes that occurred during the year and the extent to which the participant responded to those changes. This process, which is not constrained by fixed formulas, gives the Committee the flexibility necessary to respond to the continually changing and competitive environment in which the Company operates.

     Competitive Compensation Survey. From time to time, the Committee reviews competitive data from recognized national surveys concerning executive compensation levels and practices as part of the process of establishing an appropriate level of overall executive compensation. These surveys are weighted towards those companies that are included in the Peer Group used by the Company in the comparison of five-year cumulative total return set forth below. However, the Committee has chosen not to limit the survey information to companies in the Peer Group because the search to attract new executives is not limited to companies within the same industry, and the competition the Company faces to retain existing executives comes from companies in many different industries. After reviewing the available competitive data, the Committee evaluates the executive's performance and considers the particular needs of the Company to arrive at individual compensation decisions, which involve an overall appraisal of the executive.

     Principal Components of Executive Compensation. The principal components of the executive compensation program are base salary, the bonus plan, and stock option incentives.

     The Company's objective is to pay its executive officers base salaries that are sufficient to attract and retain individuals with the qualities believed to be necessary for the long-term financial success of the Company and otherwise are competitive in the marketplace. The Committee reviews, from time to time, surveys prepared by national compensation consultants to determine the range of salaries being paid in the industry. An individual executive officer's salary level generally is based on tenure, the level of responsibility that such officer maintains, an evaluation of the executive officer's performance during the period in which he or she has been employed by the Company or its subsidiaries, and other special circumstances.

     Historically, under the Company's bonus plan, the Committee approved annual bonuses based upon a number of factors, including but not limited to the financial performance of the Company and the performance of the individual. Because in each of the last three years the Company has failed to meet the threshold performance targets established by the Committee, no bonuses have been paid out under the bonus plan. In order for bonus awards to be paid, the Company generally must attain certain objective performance thresholds based upon corporate financial performance (as measured by net income threshold levels determined by the Committee).

     Finally, the Committee recommends annual stock option awards under the Company's stock option programs to executive officer's based upon the seniority of the particular executive officer, the level of responsibility of that officer and a comparison of stock option awards to executives similarly situated in corporations that compete in the market in which the Company competes. The Committee believes that stock options are a critical element for implementing the Company's pay-for-performance philosophy.

     Compensation of the Chief Executive Officer. Mr. Hindman's base salary for the fiscal year ended June 30, 1996 of $195,000 represented a 30% increase over the prior year. The Committee reviewed Mr. Hindman's performance and the Company's results in recent years at its meeting immediately following the annual meeting of shareholders. The Committee recommended and the Board of Directors approved the increase to Mr. Hindman's annual salary. In doing so, the Committee and the Board of Directors considered the Company's improved performance in fiscal year 1995 and the first quarter in fiscal year 1996, its prospects for the full year, and Mr. Hindman's individual performance. The Committee also considered that Mr. Hindman had not received a bonus under the Company's bonus plan in any of the last three years and was unlikely to receive one for the 1996 fiscal year.

     In view of the award of 150,000 stock options to Mr. Hindman in fiscal year 1995 and Mr. Hindman's ownership interest in the Company which exceeds 23%, the Committee determined that the grant of additional stock options to Mr. Hindman was not necessary to ensure that his interests were thoroughly aligned with the interests of shareholders. Accordingly, the Committee did not grant any stock options to Mr. Hindman in fiscal year 1996. During the fiscal year ended June 30, 1996 Mr. Hindman did not exercise any stock options.

     Compensation of Other Executive Officers. With the exception of executive officers who received salary increases in connection with their election as executive officers or substantial promotions in 1996, the named and other executive officers of the Company received salary increases ranging from 5% to 30% during fiscal year 1996.

     The named and other executive officers of the Company did not receive any bonus awards during the fiscal year. This was based on the fact that, despite the strong performance of the Company's stock price, the Company's performance did not meet the minimum thresholds under the bonus plan.

     A number of named and other executive officers of the Company (other than Messrs. Hindman and Felton) received stock option grants during the 1996 fiscal year. The level of the stock option grants was determined based on the Company's long term incentive compensation philosophy described above. Generally, the options have a 10-year term, are exercisable at the fair market value of the shares of Common Stock on the date of grant, and become exercisable ratably over a three-year period.

     Section 162(m) of the Internal Revenue Code. In 1993, the United States Internal Revenue Code was amended to limit deductions for certain compensation in excess of $1 million annually paid to executive officers of public companies such as the Company. The legislation imposing this change was unclear on a number of important issues, and the ultimate effect of the change on the Company and other public companies depends to a significant extent on the final implementing regulations, which were issued in December 1995 (the "Section 162(m) Regulations"). The legislation and the Section 162(m) Regulations exclude from the $1 million limitation compensation payable under a written binding contract that was in effect on February 17, 1993. Based on its review of the legislation and the Section 162(m) Regulations, the Company believes that it has yet to approach the $1 million deduction limitation for any of its executive officers. Accordingly, the Committee has not formulated a formal policy relating to Section 162(m). The Committee intends to continue to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining an ability to attract and retain those executives necessary to assist the Company in reaching its goals and objectives.

                               Martin V. Marshall
                              Jacques T. Schlenger

COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the cumulative total shareholder return on the Common Stock of the Company since the date the Company consummated its initial public offering with the cumulative total return on the S&P 500 Index and a Peer Group of companies that provide services to youths identified below during the same period. The graph assumes that $100 is invested initially and all dividends are reinvested.

                                  Youth Ser-
                                     vices
      Measurement Period           Interna-
    (Fiscal Year Covered)        tional, Inc.     Peer Group     Broad Market
1993                                    100.00          100.00          100.00
1994                                     91.46           71.70           93.44
1995                                    103.66           84.05          117.79
1996                                    259.62          180.22          148.43

     The Peer Group consists of the following companies: Children's Comprehensive Services, Community Psychiatric Centers, Correctional Services Company, Corrections Corp. America, Education Alternative, Residential-Care, Inc., and Wackenhut Corrections Company.

PROPOSAL TO APPROVE AND ADOPT THE YOUTH SERVICES INTERNATIONAL, INC. FISCAL YEAR 1997 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors of the Company, on September 8, 1996, adopted resolutions declaring it advisable to adopt the Youth Services International, Inc. Fiscal Year 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), recommending to the shareholders the Stock Purchase Plan, and directing that the Stock Purchase Plan be submitted to the shareholders for their approval at the Annual Meeting.

     In the opinion of the Board of Directors, the grant of stock options to employees of the Company and its subsidiaries is a vital factor in the Company's ability to attract and retain effective and capable employees who contribute to the growth and success of the Company. The Board of Directors believes that absent shareholder approval of the Stock Purchase Plan, the Company's ability to continue to attract and retain effective and capable employees will be adversely affected.

     Proceeds received by the Company upon the exercise of stock options granted under the Stock Purchase Plan will be available to the Company for general corporate purposes. With limited exceptions described below, the Stock Purchase Plan is available to all employees of the Company and its subsidiaries. As of the date of this Proxy Statement, the Company has approximately 2,900 employees. It is not possible at this time to determine the number of persons employed by the Company and its subsidiaries who will elect to participate in the Stock Purchase Plan or the amount of shares that will be awarded to any individual employee under the Stock Purchase Plan. Furthermore, it is not possible to determine the amount of shares that would be awarded to any individual employee for the last fiscal year had the Stock Purchase Plan been in effect for such year.

     Set forth below is a summary of certain of the provisions of the Stock Purchase Plan and the tax consequences to the Company and employees who receive stock options under the Stock Purchase Plan.

     SUMMARY OF THE STOCK PURCHASE PLAN

     ADMINISTRATION. The Stock Purchase Plan is administered and interpreted by a Committee (the "Committee") selected by the Board of Directors of the Company. The Committee shall consist of at least three members who are members of the Board and who are not participants in the plan. The members of the Committee serve at the request of the Board of Directors and have no stated term of office. The Committee may adopt such rules and regulations for carrying out the plan as it deems proper. The Board of Directors may terminate the plan or amend its terms. The Stock Purchase Plan specifies that the members of the Board of Directors and the Committee, with respect to their activities under the plan, shall, to the maximum extent permitted by law, have no liability and shall be indemnified by the Company. The costs of administering the plan will be paid by the Company.

     ELIGIBILITY. Any employee of the Company or of a designated subsidiary of the Company is eligible to participate in the plan unless (1) the employee is scheduled to work less than 20 hours per week or less than 5 months during an option period, or (2) the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary, treating the employee as constructively owning both stock the employee has options to buy (including options then being granted under the plan) and stock owned, directly or indirectly, by a brother, sister, spouse, ancestor or lineal descendant of the employee. Stock owned, directly or indirectly, by a corporation, partnership, estate or trust will be considered as owned proportionately by an employee who is a shareholder, partner or beneficiary thereof. Eligibility to participate in the plan continues only as long as an employee continues to meet the eligibility requirements and remains an employee of the Company.

     ACQUIRING STOCK: GRANT DATES, EXERCISE DATES AND THE GRANT PERIOD. The Stock Purchase Plan operates on successive 12-month periods called grant periods. Each grant period begins on July 1 and ends on June 30 of the next year. Options to purchase common stock will generally be granted on four days ("grant dates") during each grant period: July 1, October 1, January 1 and April
1. To the extent an employee elects to be granted less than his entire allotment for a grant period on the first grant date of the grant period, the employee may elect to be granted the balance on one or more of the subsequent grant dates within the grant period. Likewise, a participant may generally elect to exercise an option during a grant period on one or more of the following four exercise dates: September 30, December 31, March 31 and June 30. Options may be exercised only within the same grant period as they are granted.

     PARTICIPANTS. An eligible employee may become a participant in the Stock Purchase Plan by submitting an enrollment form to the Company's payroll office prior to any grant date. An enrollment form allows an eligible employee to elect to authorize the Company to make payroll deductions of not less than $5 per pay period and not more than 15% of the employee's base income. An eligible employee may also elect to become a participant by electing on the enrollment form to make a lump sum cash payment any day before any exercise date prior to the end of a grant period. Participants may make contributions through a combination of payroll deductions and lump sum cash payments. All amounts so received by the Company will be credited to the participant's stock purchase account and may be used for any corporate purpose. No interest shall be paid on the amount credited to any participant's stock purchase account.

     GRANTS OF OPTIONS. Participants who are eligible employees on a grant date may elect to be granted options to purchase shares of the Company's common stock (par value $.01 per share) directly from the Company at a price equal to 85% of the fair market value of the common stock on the date the options are granted (the "exercise price"). Fair market value is defined as the fair market value of the Company's common stock as determined by reference to the selling price or the bid and ask price for shares of the Company's common stock on the applicable market. The mean between the bid and ask prices of the Company's common stock as of September 12, 1996 was $16.00. Subject to the limitations set forth below, the maximum number of whole shares for which a participant may elect to be granted options during a grant period is determined pursuant to the following formula: Divide 15% of the participant's base income on the first grant date in a grant period in which the participant is an eligible employee by 85% of the fair market value of a share of common stock on such grant date. The total number of shares of common stock for which an employee may elect to be granted options on any grant date is reduced by the number of shares for which options have been granted to the employee on any prior grant date in the same grant period. Although the Stock Purchase Plan is subject to shareholder approval, options may be granted prior to such shareholder approval provided that the grant of each such option is expressly subject to shareholder approval of the plan. No option shall be exercisable prior to such shareholder approval. Furthermore, both the grant and the exercise of any options under the Stock Purchase Plan are expressly conditioned on the effective and continuing registration of the plan under the Securities Act of 1933 and effective registration (or available exemption from registration) of the plan under applicable state securities laws.

     LIMITATIONS ON GRANTS. The total amount of common stock for which options may be granted under the Stock Purchase Plan is four hundred and fifty thousand (450,000) shares, subject to adjustment for stock splits, stock dividends, and similar capital stock transactions. No participant may accrue the right to acquire more than $25,000 of stock (determined when granted) in any one calendar year under all employee stock purchase plans of the Company.

     EXERCISE OF OPTION AND WITHDRAWAL. Unless a participant's employment with the Company terminates or the participant withdraws from the Stock Purchase Plan, the participant may elect to purchase directly from the Company on any exercise date within a grant period the number of whole shares for which the participant's stock purchase account then has sufficient credit. The participant will be deemed to have exercised an option to purchase such number of whole shares of common stock as there are funds available in the participant's stock purchase account to purchase on the last exercise date of a grant period. Any funds insufficient to purchase a whole share of common stock will be refunded to the participant at the end of the grant period. No fractional shares will be issued. No fees, commissions or other charges shall be charged in connection with the purchase of shares under the plan. A participant may withdraw from the Stock Purchase Plan at any time by written notice to the Company's payroll office, and the amount credited to the participant's stock purchase account will be promptly refunded. A participant will be ineligible to again participate in the plan or any similar plan which has been adopted by the Company for a period of six months following the date of withdrawal.

     TERMINATION OF EMPLOYMENT AND OPTION TO REACQUIRE COMMON STOCK. When a participant's employment with the Company terminates by reason of voluntary resignation, death or by retirement pursuant to normal Company policies, the retired employee or personal representative of the deceased employee may elect to have the amount credited to the participant's stock purchase account used to purchase full shares of common stock at the fair market value as of the date of such event or to have said amount promptly refunded. If no election is received within 90 days, the amount credited to the participant's stock purchase account will be promptly refunded.

     If a participant's employment terminates for any other reason, the participant's participation in the Stock Purchase Plan immediately terminates and the Company will promptly refund the amount credited to the participant's account. The Company will have a 90-day option to reacquire any common stock acquired by such participant under the plan at the fair market value of such common stock.

     TRANSFER AND ASSIGNMENT. The Stock Purchase Plan expressly provides that options are not transferable other than by will or under the laws of descent and distribution.

     SUMMARY OF TAX CONSEQUENCES OF THE STOCK PURCHASE PLAN. The following is a brief summary of the principal federal income tax consequences to participants and the Company of stock options granted under the Stock Purchase Plan. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), on the date of this Proxy Statement and on existing and proposed regulations and rulings thereunder, all of which are subject to change.

     As long as the Stock Purchase Plan and options granted under the Stock Purchase Plan meet the requirements of Section 423 of the Code, a participant will not recognize income upon the grant or the exercise of an option to purchase common stock of the Company under the plan. A participant's initial basis in any common stock acquired under the plan will be the exercise price, 85% of the fair market value of the common stock on the grant date. In the event of any disposition of the common stock after two years from the date the option was granted and after one year from the date the common stock is transferred to a participant, or in the event of the participant's death at any time while owning such common stock (a "qualified disposition"), the participant's gross income for the taxable period including the qualified disposition will generally, if there is a gain, include a compensation element and a capital gain element (see discussion below of capital gains and losses). The participant's gross income will include compensation income equal to the lesser of (1) the excess of the fair market value of the common stock upon the qualified disposition over the exercise price, or (2) 15% of the fair market value of the common stock on the grant date. The amount included in the participant's gross income as compensation income will be added to the basis of the participant's common stock (except in the case of death, where the basis of the common stock is adjusted to its fair market value). The participant will then recognize capital gain income to the extent the proceeds from the disposition of the common stock exceed the basis of the common stock.

     In the event a participant disposes (excluding disposition by death) of common stock acquired under the Stock Purchase Plan within two years or less from the grant date or within one year or less from the date the common stock is transferred to the participant (a "disqualifying disposition"), the participant's gross income for the taxable period including such disqualifying disposition will include compensation income equal to the difference between the common stock's fair market value on the exercise date and the exercise price. The compensation income is added to the basis of the stock to determine if any gain or loss is recognized on the disqualifying disposition. As discussed above, the Company can reacquire stock from any participant whose employment terminates for any reason other than death or retirement pursuant to normal Company policies. Thus, such a participant may be required by the Company to make a disqualifying disposition of common stock.

     Any loss recognized upon a qualifying or disqualifying disposition of common stock will be a capital loss, which may only be deducted to the extent of capital gains plus up to $3,000 per year.

     The Company will not be entitled to a deduction upon the grant or exercise of an option to purchase common stock of the Company under the Stock Purchase Plan or upon disposition of common stock unless the common stock is disposed of (excluding disposition by death) within two years or less from the grant date or within one year or less from the date on which the common stock is transferred to the disposing participant. If common stock is sold within either said period, the Company will be entitled to a deduction at the same time and in the same amount as the compensation income recognized by the disposing participant.

     It is intended that all options granted under the Stock Purchase Plan will qualify for the tax treatment set forth above with respect to stock options granted under Section 423 of the Code. In the event, however, that an option or the plan fails to so qualify, options will be treated as nonqualified stock options, with the consequences set forth below. A participant's gross income for the taxable period including the exercise date will include compensation income equal to the excess of the fair market value of the common stock on the exercise date over the exercise price. A participant's basis in common stock received upon exercise of a nonqualified option is the sum of the exercise price paid and the compensation income recognized as a result of exercising the nonqualified option. Any gain or loss recognized upon a subsequent disposition of the common stock will be capital gain or loss.

     The Company would be entitled to a deduction for federal income tax purposes with respect to the exercise of a nonqualified stock option at the same time and in the same amount as the compensation income recognized by the participant, provided the Company satisfies all applicable withholding requirements.

     The maximum federal tax rate applicable to long-term capital gains currently is 28%. Capital gain recognized upon the disposition of common stock acquired under the Stock Purchase Plan will be long-term if disposed of more than 1 year from the date acquired (not the date options are granted) and short-term capital gain if disposed of in 1 year or less. To the extent capital loss is recognized upon the disposition of common stock acquired under the plan, it may be deducted only to the extent of capital gains plus $3,000 per year.

     The IRS has publicly ruled that the compensation income recognized upon a disqualifying disposition of stock acquired under an employee stock purchase plan is not subject to withholding or FICA and FUTA taxes. The ruling should apply equally to any compensation income recognized upon a qualifying disposition of common stock. Note, however, that the IRS is reconsidering this position. The Company would have a duty to withhold and be subject to FICA and FUTA payments with respect to any options granted under the plan that fail to qualify as options granted under an employee stock purchase plan under Section 423 of the Code. The Company's compensation deduction is conditioned upon compliance with these duties.

     VOTE REQUIRED. The adoption of the Stock Purchase Plan requires approval by a majority of the votes cast at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE YOUTH SERVICES INTERNATIONAL, INC. FISCAL YEAR 1997 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL TO APPROVE AND ADOPT THE YOUTH SERVICES INTERNATIONAL, INC. 1997 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors of the Company, at its meeting held on September 8, 1996, adopted resolutions declaring it advisable to adopt the Youth Services International, Inc. 1997 Employee Stock Option Plan (the "Stock Option Plan"), recommending to the shareholders the Stock Option Plan, and directing that the Stock Option Plan be submitted to the shareholders for their approval at the Annual Meeting.

     In the opinion of the Board of Directors, the grant of stock options to officers and key individuals of the Company and its subsidiaries is a vital factor in the Company's ability to attract and retain effective and capable individuals who contribute to the growth and success of the Company.

     The Board of Directors determined that it was appropriate to propose a new stock option plan. Proceeds received by the Company upon the exercise of stock options granted under the Stock Option Plan will be available to the Company for general corporate purposes. It is not possible at this time to determine the number of persons who will be eligible for the grant of stock options under the Stock Option Plan on or prior to September 8, 2006 or to determine the benefits or amounts that will be received by or allocated to any individual or group.

     Set forth below is a summary of certain of the provisions of the Stock Option Plan and the tax consequences to the Company and individuals who receive stock options under the Stock Option Plan.

     SUMMARY OF THE STOCK OPTION PLAN. The Stock Option Plan is administered by a Committee comprised of members of the Board of Directors. Five hundred thousand (500,000) shares of the Company's Common Stock will be reserved for issuance under the Stock Option Plan. The maximum aggregate number of shares of Common Stock that may be issued upon the exercise of Options pursuant to the Stock Option Plan to any individual may not exceed 150,000 shares. No member of the Committee and no member of the Board of Directors who is not also an officer of the Company is eligible to participate in the Stock Option Plan.

     The Committee may grant options under the Stock Option Plan in its sole and absolute discretion. The option price shall be the fair market value at the time of the grant. Fair market value is defined as the fair market value of the Company's Common Stock as determined by reference to the selling price or the bid and asked price for shares of the Company's Common Stock on the applicable market. Options under the Stock Option Plan may not be granted after September 8, 2006. Options may extend for a period of up to 10 years from the date of grant with the actual term to be established by the Committee at the time of grant. The Committee may provide in the Option agreement that each option holder's right to exercise the Option shall vest in the option holder over such period of time as the Committee shall determine in its discretion. In the event an option holder voluntarily or involuntarily terminates employment or otherwise ceases providing services to the Company or any of its subsidiaries, his Option shall terminate as of such date, except that the Committee may determine in its discretion that an option holder's Option should not terminate immediately and may take such action in respect of the Option as the Committee may deem appropriate, including extending the time during which the option holder is entitled to purchase the shares of Common Stock subject to his Option. In the event the option holder terminates due to retirement, the option holder shall have the right, within ninety days of such termination, to exercise to purchase the number of shares of Common Stock that the option holder was entitled to purchase as of the date of termination. In no event may any Option be exercised after the expiration of its term. Options are nontransferable and nonassignable except by inheritance.

     The purchase price for shares of Common Stock on the exercise of options generally may be paid in cash, by delivering to the Company shares of Common Stock already owned by the option holder that, together with any cash tendered with the shares, will equal in value the full purchase price, or by other cashless exercise methods specified in the Stock Option Plan. Permitting stock-for-stock payments or other cashless exercises allows option holders to acquire shares of Common Stock without incurring the costs that may arise when the exercise price must be paid in cash. To the extent that stock-for-stock payments or other cashless exercises make options granted under the Stock Option Plan more financially attractive to option holders, the Stock Option Plan will more effectively achieve its objectives.

     Stock-for-stock payments or other cashless exercises reduce the cash available to the Company as a result of option exercises. The Stock Option Plan, however is not intended to be a capital-raising device, and it is anticipated that the amounts of cash that the Stock Option Plan will produce, compared with the Company's anticipated requirements for and other sources of capital, will not be material.

     The Committee has the discretion to grant either incentive stock options or nonqualified stock options under the Stock Option Plan. In addition to the general terms and conditions of the Stock Option Plan, incentive stock options granted pursuant to the Stock Option Plan shall be subject to the following additional terms and conditions: (i) incentive stock options may be granted only to individuals who are employees of the Company or its subsidiaries; (ii) no employee who beneficially owns more than 10% of the combined voting power of all classes of stock of the Company shall be granted an incentive stock option; and
(iii) such other terms and conditions as are necessary to qualify the Option as an "incentive stock option" under Section 422 of the Internal Revenue Code.

     The Stock Option Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The Stock Option Plan contains provisions to prevent dilution in case of stock dividends, stock splits and changes in the structure of shares of the Common Stock. The Stock Option Plan may be amended, modified or discontinued at any time by the Committee, except that the Committee does not have the power to (i) revoke or alter the terms of any valid option previously granted pursuant to the Stock Option Plan, (ii) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to options granted pursuant to the Stock Option Plan, (iii) change the maximum aggregate number of shares of Common Stock that may be issued upon the exercise of options granted pursuant to the Stock Option Plan to any single individual, (iv) decrease the exercise price of options granted pursuant to the Stock Option Plan, (v) change the class of employee to whom options may be granted pursuant to the Stock Option Plan, or (vi) provide for options exercisable more than 10 years after the date granted.

     SUMMARY OF TAX CONSEQUENCES OF THE STOCK OPTION PLAN. The following discussion of the Federal tax consequences of the Stock Option Plan is based on the Code provisions in effect on the date of this Proxy Statement, current regulations thereunder, and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and the tax consequences may vary depending upon the personal circumstances of individual holders of options.

     An option holder will not recognize income upon the grant of an option under the Stock Option Plan, or at any other time prior to the exercise of the option. Upon exercise of a nonqualified option, the option holder will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the option price of the Common Stock. This income is subject to withholding and other employment taxes, if applicable. The Company then will be entitled to a deduction in a like amount for compensation paid to the option holder. The ordinary income recognized upon exercise of the option will constitute personal service income for purposes of Federal income taxes. Participants will be advised to consult their personal tax advisors concerning the tax consequences of their participation in the Stock Option Plan and their exercise of options granted to them.

     A subsequent taxable disposition of shares of Common Stock acquired upon exercise of a nonqualified option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date the option was exercised and the amount realized on later disposition. The gain or loss will be long-term if the shares of Common Stock are held for more than one year.

     An option holder will not recognize income upon the grant or exercise of an incentive stock option under the Stock Option Plan if (i) no disposition of the Common Stock acquired pursuant to the option is made by the option holder within two years from the date of the granting of the option or within one year after the transfer of such Common Stock to the option holder and (ii) at all times during the period beginning on the date the option was granted and ending on the day three months before the date of such exercise, the option holder was an employee of the Company. The difference between the fair market value of the Common Stock on the date of exercise and the option price, however, is an item of tax preference for purposes of the alternative minimum tax.

     If an option holder who has acquired shares of Common Stock by the exercise of an incentive stock option makes a taxable disposition of such Common Stock after satisfying the above holding period requirements, the option holder generally will recognize long-term capital gain or loss measured by the difference between the option price and the selling price.

     If an option holder who has acquired shares of Common Stock by the exercise of an incentive stock option makes a taxable disposition of such Common Stock within two years from the date of the granting of the option or within one year after the transfer of such Common Stock to the option holder, a disqualifying disposition occurs. In that event the option holder recognizes ordinary income equal to the lesser of (i) the actual gain or (ii) the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. This income is subject to withholding and other employment taxes. If a loss is sustained on such a disposition, the loss will generally be treated as a capital loss. If the amount received on the disqualifying disposition exceeds the fair market value of the Common Stock on the date of exercise, the excess will generally be either long- or short-term capital gain.

     VOTE REQUIRED. The adoption of the Stock Option Plan requires approval by a majority of the votes cast at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE YOUTH SERVICES INTERNATIONAL, INC. 1997 EMPLOYEE STOCK OPTION PLAN.

PROPOSAL TO AMEND THE YOUTH SERVICES INTERNATIONAL, INC.
1995 DIRECTOR STOCK OPTION PLAN

     The Board of Directors of the Company, at a meeting held on September 28, 1994, adopted resolutions declaring it advisable to adopt the Youth Services International, Inc. 1995 Director Stock Option Plan (the "Director Plan"), recommending to the shareholders the Director Plan, and directing that the plan be submitted to the shareholders for their approval at the next annual shareholder meeting. At the Annual Meeting of Shareholders held on November 14, 1994, the shareholders of the Company approved the Director Plan.

     In the opinion of the Board of Directors, the grant of stock options to members of the Board of Directors of the Company who are not officers or employees of the Company (a "Non-Employee Director") is a vital factor in the Company's ability to attract and retain effective and capable individuals who contribute to the growth and success of the Company as members of the Board of Directors. The Director Plan currently has only 75,000 shares of the Company's Common Stock reserved and eligible for issuance under the plan. The Board of Directors believes it is in the Company's best interest to amend the terms of the Plan in order to increase from 75,000 to 200,000 the number of shares of the Company's Common Stock reserved and eligible for issuance under the Director Plan. Dr. Hindman and Messrs. Ferris, Harrison, Black, Kanter and Davis received options to purchase 7,500 shares of the Company's Common Stock during fiscal year 1996 under the plan. These options have been granted subject to shareholder approval of the proposed amendment and, accordingly, such options will become effective if the proposed amendment is approved at the Annual Meeting.

     Proceeds received by the Company upon the exercise of stock options granted under the Director Plan will be available to the Company for general corporate purposes. It is not possible at this time to determine the number or identity of all of individuals who will be eligible for the grant of stock options under the Director Plan on or prior to September 27, 2004.

     Set forth below is a summary of the provisions of the Director Plan and the tax consequences to the Company and the Directors who receive stock options under the Director Plan.

     SUMMARY OF THE DIRECTOR PLAN. The Director Plan is administered by a Committee comprised of members of the Board of Directors.

     Under the Plan, 75,000 shares of the Company's Common Stock currently are reserved for issuance. If the proposed amendment is approved by the shareholders, the number of shares reserved for issuance will be increased from 75,000 shares to 200,000 shares. Each year, to the extent a sufficient number of shares are reserved for issuance, each Non-Employee Director will automatically receive as of the anniversary date of his appointment as a member of the Board of Directors an option for 7,500 shares of the Company's Common Stock.

     The option exercise price shall be the fair market value of the Company's Common Stock at the time of the grant based on the closing sales price of the stock as reported by Nasdaq. Options under the Director Plan may not be granted after September 27, 2004. Options will extend for a period of 10 years from the date of grant.

     Options may be exercised by the option holder at any time while he is serving as a Non-Employee Director. If the option holder ceases to be a Non-Employee Director for any reason other than death or retirement, the option, to the extent it has not been exercised and has not expired, may be exercised at any time within one year after the individual ceases to be a Non-Employee Director. If the option holder ceases to be a Non-Employee Director by reason of retirement or death, the option, to the extent it has not been exercised and has not expired, may be exercised at any time within five years after the option holder ceases to be a Non-Employee Director. If an option holder who ceased being a Non-Employee Director for reasons other than death shall die while holding an option which has not been fully exercised and has not expired, his personal representatives, heirs or distributees may exercise the option within the greater of (i) one year after the date of death, or (ii) the remainder of the period that the option holder could have exercised the option had he not died (but in no event after the option would have expired by its terms).

     The purchase price for shares of Common Stock on the exercise of options generally may be paid in cash, by delivering to the Company shares of Common Stock already owned by the option holder that, together with any cash tendered with the shares, will equal in value the full purchase price, or by other "cashless" exercise methods specified in the Director Plan. Permitting stock-for-stock exercises or other cashless exercises allows option holders to acquire shares of Common Stock without incurring the costs that may arise when the exercise price must be paid in cash. To the extent that stock-for-stock payments or other cashless exercises make options granted under the Director Plan more financially attractive to option holders, the Director Plan will more effectively achieve its objectives.

     Stock-for-stock payments reduce the cash available to the Company as a result of option exercises. The Director Plan, however is not intended to be a capital-raising device, and it is anticipated that the amounts of cash that the Director Plan will produce, compared with the Company's anticipated requirements for and other sources of capital, will not be material.

     The Director Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The Director Plan contains provisions to prevent dilution in case of stock dividends, stock splits and changes in the structure of shares of the Common Stock. The Director Plan may be amended, modified or discontinued at any time by the Board of Directors, except that the Board of Directors does not have the power to (i) revoke or alter the terms of any valid option previously granted pursuant to the Director Plan, (ii) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to options granted pursuant to the Director Plan, (iii) decrease the exercise price of options granted pursuant to the Director Plan, (iv) change the class of persons eligible to receive options under the Director Plan, (v) increase the maximum number of shares of Common Stock as to which options may be granted under the Director Plan, (vi) increase the number of shares subject to an option, or (vii) provide for options exercisable more than 10 years after the date granted.

     SUMMARY OF TAX CONSEQUENCES OF DIRECTOR PLAN. The following discussion of the Federal tax consequences of the Director Plan is based on the Tax Code provisions in effect on the date of this Proxy Statement, current regulations thereunder, and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and the tax consequences may vary depending upon the personal circumstances of individual holders of options.

     An option holder will not recognize income upon the grant of an option under the Director Plan, or at any other time prior to the exercise of the option. Upon exercise of an option, the option holder will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the option price of the Common Stock. The Company will be entitled to a deduction in like amount for compensation paid to the option holder. The ordinary income recognized upon exercise of the option will constitute "personal service income" for purposes of Federal income taxes. Participants will be advised to consult their personal tax advisors concerning the tax consequences of their participation in the Director Plan and their exercise of options granted to them.

     A subsequent taxable disposition of shares of Common Stock acquired upon exercise of an option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date the option was exercised and the amount realized on later disposition. The gain or loss will be long-term if the shares of Common Stock are held for more than one year.

     VOTE REQUIRED. The amendment of the Director Plan requires approval by a majority of the votes cast at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE YOUTH SERVICES INTERNATIONAL, INC. 1995 DIRECTOR STOCK OPTION PLAN DESCRIBED ABOVE.

PROPOSED AMENDMENT TO THE CHARTER

     The Board of Directors of the Company, at its meeting held on September 8, 1996, adopted resolutions declaring it advisable and in the best interest of the Company to amend Article FIFTH of its Charter to increase the number of shares of Common Stock that the Company has authority to issue from 20,000,000 to 70,000,000, recommending to the shareholders the amendment of the Charter, and directing that the amendment be submitted to the shareholders for their approval at the annual meeting.

     The Company is now authorized to issue 20,000,000 shares of Common Stock, of which 9,164,722 shares were issued and outstanding at the close of business on September 12, 1996. At that date, the Company had (i) 1,717,524 shares of Common Stock reserved for issuance pursuant to outstanding options granted under the Company's employee stock option and stock purchase plans, (ii) 171,733 shares of Common Stock reserved for issuance pursuant to Warrants to purchase Common Stock which were issued in connection with the Company's 1992 private placement of its 12% Subordinated Debentures due 2002, and (iii) 2,582,198 shares of Common Stock reserved for issuance pursuant to the Company's 7% Convertible Subordinated Debentures due 2006 issued by the Company in January, 1996.

     If the proposed amendment to the Company's Charter is approved, the additional shares of Common Stock will be available for issuance at any time and from time to time by the Board of Directors without the necessity of further shareholder approval, except to the extent otherwise required by the rules and regulations of the Nasdaq. The additional shares of Common Stock may be used by the Company to raise additional capital funds through public or private offerings, to acquire other companies or assets, to satisfy commitments under the Company's stock option and stock purchase plans and convertible debenture offerings and to enhance or expand the Company's business.

     If the proposed amendment to the Company's Charter is approved, the additional shares of Common Stock, when properly issued, will have the same voting and other rights as the Company's presently authorized shares of Common Stock. Holders of shares of Common Stock do not and will not have preemptive rights to subscribe for any additional shares of capital stock of the Company that may be approved for issuance. The Board of Directors will continue to have the power to classify or reclassify any unissued stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of stock.

     Shareholders are urged to read carefully the text of the proposed amendment to the Company's Charter as set forth in Exhibit A to this Proxy Statement. The affirmative vote of at least a majority of the shares of Common Stock entitled to vote at the meeting is required for the approval of the proposed amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT OF THE COMPANY'S CHARTER TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     It is the practice of the Board of Directors of the Company to designate the accounting firm that will serve as independent public accountants for the Company. The Board of Directors has recommended that Arthur Andersen LLP, who served during the past fiscal year be selected to audit the Company's books for fiscal year ending June 30, 1997. Unless a contrary vote is indicated, the Proxies solicited hereby will be voted for the ratification of the selection of Arthur Andersen LLP as independent public accountants for fiscal year ending June 30, 1997. If the selection of Arthur Andersen LLP is not ratified at the meeting, the Board of Directors will consider the selection of other independent public accountants for the fiscal year ending June 30, 1998.

     A representative of Arthur Andersen LLP is expected to be present at the 1996 Annual Meeting of Shareholders, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR ENDING JUNE 30, 1997.

SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

     Proper subjects for and the form of shareholder proposals are regulated by Rule 14a-8, promulgated pursuant to Section 14(a) of the Securities Exchange Act of 1934. Each shareholder proposal submitted to the Company must be received in a timely fashion and should indicate the full and correct registered name and address of the shareholder making the proposal, the number of shares of Common Stock owned by the proponent and the dates on which he or she acquired such shares. If beneficial ownership is claimed, documentary proof of ownership should be submitted with the proposal. In addition, a proponent must notify the Company in writing of his or her intention to appear personally or by proxy at the meeting to present the proposal for action.

     Shareholder proposals to be considered for inclusion in the proxy statement for the 1997 Annual Meeting of Shareholders must be received by the Company on or before June 27, 1997. It is expected that the 1997 Annual Meeting of Shareholders will be held on October 30, 1997.

OTHER MATTERS

     Management does not know of any other matters that will come before the meeting. If any other matters should come properly before the meeting or if any of the persons named above as nominees for election as directors should decline or be unable to serve as a director, the holders of the proxies are authorized to vote the shares as they deem advisable. It is intended that the holders of the proxies will act according to their best judgment.

By Order of the Board of Directors

/s/ KENDEL ERHLICH

Kendel S. Erhlich
Secretary

October 3, 1996
Owings Mills, Maryland

                                                                       EXHIBIT A

                             ARTICLES OF AMENDMENT
                                       OF
                       YOUTH SERVICES INTERNATIONAL, INC.

     Youth Services International, Inc., a Maryland corporation (the "Corporation"), certifies as follows:

     FIRST: The Articles of Incorporation of the Corporation are hereby amended by deleting Article FIFTH in its entirety and replacing it with the following:

          "FIFTH: The total number of shares of stock of all classes which the Corporation has authority to issue is seventy million (70,000,000) shares, of the par value of one cent ($0.01) each, all of which shares are of one class and are designated Common Stock. The aggregate par value of all shares of all classes of stock is seven hundred thousand dollars ($700,000)."

     SECOND: The total number of shares of stock of all classes that the Corporation had authority to issue immediately before the foregoing amendment was twenty million (20,000,000), of the par value of one cent ($0.01) each, all of which shares were of one class designated common stock. The aggregate par value of all shares of all classes of stock was two hundred thousand dollars ($200,000).

     THIRD: The total number of shares of stock of all classes that the Corporation has authority to issue after the foregoing amendment is seventy million (70,000,000), of the par value of one cent ($0.01) each, all of which shares are of one class designated common stock. The aggregate par value of all shares of all classes of stock is seven hundred thousand dollars ($700,000).

     FOURTH: This amendment was advised by the Board of Directors of the Corporation and was approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment
to be signed in its name and on its behalf as of the      day of
               , 1996 by its Chief Executive Officer who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts set forth in these Articles of Amendment are true in all material respects.

ATTEST:                                   YOUTH SERVICES INTERNATIONAL, INC.

                                          By:                             (SEAL)
----------------------------                 -----------------------------
Kendel S. Ehrlich                             Timothy P. Cole
Secretary                                     Chief Executive Officer

                                HAVE YOU MOVED?
     YOUTH SERVICES INTERNATIONAL, INC.           2 PARK CENTER COURT, SUITE 200
                                                  OWINGS MILLS, MARYLAND  21117

Please change my address on the books of Youth Services International, Inc.

                       -----------------------------------------------------------------------
Name of Owner:         (Print name exactly as it appears on Stock Certificate)

                       -----------------------------------------------------------------------
From (Old Address):    (Please Print)

                       -----------------------------------------------------------------------
To (New Address):      Street Address

                       -----------------------------------------------------------------------
                       City or Town                              State             Zip Code


Date:                              Signature:
     -----------------------------           ------------------------------

Owner should sign name exactly as it appears on Stock Certificate.
If this form is signed by a representative, evidence of authority should be supplied.

                  MAY BE ENCLOSED IN ENVELOPE WITH PROXY CARD

                       YOUTH SERVICES INTERNATIONAL, INC.

          2 PARK CENTER COURT, SUITE 200, OWINGS MILLS,MARYLAND 21117 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints W. James Hindman and Timothy P. Cole, and each of them, Proxies of the undersigned, with power of
P substitution, to vote all shares of capital stock of the Company that the undersigned could vote if present at the 1996 Annual Meeting of
R Shareholders to be held November 8, 1996, and at any adjournment or adjournments thereof. The undersigned further gives the Proxies
O authority to vote according to their best judgment in respect of any other matters properly coming before the meeting.
X
       Election of Directors.  Nominees: W. James Hindman, Timothy P. Cole,
Y           Henry D. Felton, J. Donald Black, Mayer Kanter, Esq.,
                Cynthia K. Hindman, M.D., Martin V. Marshall,
                           and Jacques T. Schlenger

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN,
      Please mark your THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES, FOR THE FISCAL YEAR 1997 EMPLOYEE
 /X/  vote as in this  STOCK PURCHASE PLAN, FOR THE 1997 EMPLOYEE STOCK OPTION PLAN, FOR THE AMENDMENT TO THE DIRECTOR STOCK
      example.         OPTION PLAN, FOR THE AMENDMENT TO THE CHARTER OF THE COMPANY, AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN
                       LLP AS INDEPENDENT ACCOUNTANTS.

The Board of Directors recommends a vote FOR its nominees, FOR the Fiscal Year 1997 Employee Stock Purchase Plan, FOR the 1997 Employee Stock Option Plan, FOR the Amendment of the Director Stock Option Plan, FOR the Amendment to the Charter of the Company, FOR the Appointment of Arthur Andersen LLP as Independent Accountants.

1. Election of Directors    / / FOR     / / WITHHELD          Vote for all nominees, except:

                                                                 ------------------------------------------------------------
                                                                                                           (SEE REVERSE SIDE)

(CONTINUED FROM FRONT)

2. Approval of the Fiscal Year 1997 Employee Stock Purchase Plan                 / / FOR      / / AGAINST       / / ABSTAIN
3. Approval of the 1997 Employee Stock Option Plan                               / / FOR      / / AGAINST       / / ABSTAIN
4. Approval of Amendment to the 1995 Director Stock Option Plan                  / / FOR      / / AGAINST       / / ABSTAIN
5. Approval of Amendment to the Charter                                          / / FOR      / / AGAINST       / / ABSTAIN
6. Approval of Appointment of Arthur Andersen LLP as Independent Accountants     / / FOR      / / AGAINST       / / ABSTAIN

                                            ------------------------------------
                                            Signature(s)

                                            ------------------------------------
                                            Date

                                            Please sign name(s) exactly as
                                            printed hereon. If signing as
                                            attorney, administrator, executor,
                                            guardian, or trustee, please give
                                            full title as such.